Exhibit 99.1

News media contact:	Investor contact:
Jessica Roy	Steve Elder
Wright Express	Wright Express
207.523.6763	207.523.7769
Jessica_Roy@wrightexpress.com	Steve_Elder@wrightexpress.com
Wright Express Reports Fourth-Quarter Financial Results
Company Pays Down $42 Million of Financing Debt and Reaches Low End of Targeted
Leverage Range; Board Approves $75 Million Share Repurchase Program
SOUTH PORTLAND, MAINE – February 7, 2007 — Wright Express Corporation (NYSE: WXS), a leading provider of payment processing and information management services to the U.S. commercial and government fleet industry, today reported financial results for the fourth quarter and year ended December 31, 2006.
Total revenue for the fourth quarter of 2006 increased 10% to $70.8 million from $64.4 million for the fourth quarter of 2005. Net income to common shareholders on a GAAP basis for the fourth quarter of 2006 was $19.0 million, or $0.46 per diluted share, compared with $28.3 million, or $0.69 per diluted share, for the comparable quarter last year. On a non-GAAP basis, the Company’s adjusted net income for the fourth quarter of 2006 was $13.4 million, or $0.33 per diluted share, compared with $13 million, or $0.32 per diluted share, for the year-earlier period.
Wright Express uses fuel-price derivative instruments to mitigate financial risks associated with the variability in fuel prices. For the fourth quarter of 2006, the Company’s GAAP financial results include an unrealized $10.0 million pre-tax, non-cash, mark-to-market gain on these instruments. For the fourth quarter of 2005, the Company reported an unrealized pre-tax, non-cash, mark-to-market gain of $20.9 million.
For the year ended December 31, 2006, net income on a GAAP basis was $74.6 million, or $1.81 per diluted share, compared with $18.7 million, or $0.46 per diluted share, for full-year 2005. On a non-GAAP basis, adjusted net income increased 14% to $55.8 million for full-year 2006 from $48.9 million a year earlier.
The Company’s cash flow statement for 2006 includes $87 million related to the purchase of the receivables associated with the ExxonMobil fleet portfolio, which was purchased by Wright Express and transitioned to a payment processing relationship.
Exhibit 1 reconciles adjusted net income for the three- and 12-month periods ended December 31, 2006 and December 31, 2005, which has not been determined in accordance with GAAP, to net income as determined in accordance with GAAP.

Management uses the non-GAAP measures presented within this news release to evaluate the Company’s performance on a comparable basis, to eliminate the volatility associated with its derivative instruments and to measure the amount of cash that is available for making scheduled payments on the Company’s financing debt and discretionary purposes. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for disclosure in accordance with GAAP.
Fourth-Quarter 2006 Performance Metrics
•	Average number of vehicles serviced increased 3% from the fourth quarter of 2005 to approximately 4.4 million.

•	Total fuel transactions processed increased 2% from the fourth quarter of 2005 to 59.2 million. Payment processing transactions increased 4% to 45.1 million, and transaction processing transactions decreased 5% to 14.1 million.

•	Average expenditure per payment processing transaction decreased 4% to $48.69 from $50.64 for the same period last year.

•	Average retail fuel price declined 6% to $2.37 per gallon, from $2.53 per gallon for the fourth quarter a year ago.

•	Total MasterCard purchase volume grew 46% to $332.9 million, from $228.6 million for the comparable period in 2005.

•	Wright Express paid $42 million in principal on its term loan and line of credit during the fourth quarter of 2006.
To provide investors with additional insight into its operational performance, Wright Express has introduced in this news release a table of selected non-financial metrics for the five quarters ended December 31, 2006. This table is presented as Exhibit 2.
Management Comments on the Fourth Quarter
“This was another solid quarter in several key areas of our business,” said Michael Dubyak, president and chief executive officer. “In terms of bringing in new business, servicing our accounts at a high level, maintaining strong margins and generating healthy cash flow, Wright Express continued to perform well. The 10-year contract extensions we signed with ExxonMobil and Imperial Oil of Canada (Esso Canada) demonstrate that our strategic relationships recognize our strengths in marketing and portfolio management. With the signings, we have now locked in our two largest private label partners for the next 10 years.”
“Our results for the quarter also reflected a larger-than-anticipated positive mismatch on our derivatives,” Dubyak said. “At the same time, however, we saw slower growth in transaction volume with a slight decline in the number of transactions per active vehicle. Although credit loss was higher this quarter, primarily due to a second reserve associated with one customer, credit quality across our overall portfolio has improved. We also booked an additional non-cash charge of $1 million related to our stock-based compensation programs unrelated to stock options.”
“The past year was successful for Wright Express, and we expect further progress in 2007,” said Dubyak. “Our derivatives strategy remains in place, with the goal of continuing to enhance earnings stability and visibility. We will see positive results from this strategy as the year unfolds. We also anticipate excellent results at the front end of our business in 2007. Demand from new customers for fleet card products is strong, our sales pipeline looks good, and we are committed to investing in the new products and our powerful sales organization necessary to capitalize on this potential.”
Share Repurchase Program
Wright Express also is announcing that its board of directors has approved a share repurchase program authorizing the Company to purchase up to $75 million of its common stock over the next 24 months. The program will be funded primarily through the Company’s future cash flows. Share repurchases will be made on the open market and may be commenced or suspended at any time. The Company’s management, based on its evaluation of market and economic conditions and other factors, will determine the timing and number of shares repurchased.
“Our strong cash flow enabled Wright Express to pay down $42 million on our financing debt in the fourth quarter, raising total repayments for the year to more than $70 million,” Dubyak said. “As a result, we concluded 2006 at the low end of our targeted leverage range. This share repurchase program reflects our confidence in the Company’s ability to both generate healthy levels of cash from operations in the future, and support further reinvestment in the growth of our business, while also enabling us to enhance shareholder value by repurchasing our stock.”
Financial Guidance
Wright Express Corporation is issuing financial guidance for the first quarter and full year 2007. The Company’s guidance excludes the impact of non-cash, mark-to-market adjustments on the Company’s fuel-price-related derivative instruments. The fuel prices referenced below are based on the applicable NYMEX futures price:
•	For the first quarter of 2007, revenue in the range of $65 million to $70 million. This is based on an assumed average retail fuel price of $2.34 per gallon.

•	First-quarter 2007 net income excluding unrealized gain or loss on derivative instruments in the range of $13 million to $14.5 million, or $0.32 to $0.35 per diluted share, based on approximately 41 million shares outstanding.

•	For the full year 2007, revenue in the range of $290 million to $310 million. This is based on an assumed average retail fuel price of $2.37 per gallon.

•	For the full year 2007, net income excluding unrealized gain or loss on derivative instruments in the range of $71 million to $75 million, or $1.71 to $1.81 per diluted share, based on approximately 41 million shares outstanding.
Conference Call Details
In conjunction with this announcement, Wright Express will host a conference call today, February 7, at 5:00 p.m. (ET). The conference call will be webcast live on the Internet, and can be accessed at the Investor Relations section of the Wright Express website, www.wrightexpress.com. The live conference call also can be accessed by dialing (800) 361-0912 or (913) 981-5559. A replay of the webcast will be available on the Company’s website for approximately three months.
About Wright Express
Wright Express is a leading provider of payment processing and information management services to the U.S. commercial and government vehicle fleet industry. Wright Express provides these services for approximately 295,000 commercial and government fleets containing 4.3 million vehicles. Wright Express markets these services directly as well as through more than 125 strategic relationships, and offers a MasterCard-branded corporate card. The Company employs more than 675 people and maintains its headquarters in South Portland, Maine. For more information about Wright Express, please visit wrightexpress.com.
This press release contains forward-looking statements, including statements regarding: our belief that credit quality across our overall portfolio is improving; expectations for further progress in 2007; the ability of our derivatives strategy to enhance earnings stability and visibility; expectations for positive results from the derivative strategy in 2007; anticipation of excellent results at the front end of the business in 2007; expectations for our sales pipeline; sources of funding for the share repurchase program; adequacy of cash flows to support business reinvestment and the share repurchase program and expectations and guidance for first-quarter and full-year 2007 results. These forward-looking statements include a number of risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: volatility in fuel prices; first-quarter and full-year 2007 fueling patterns; the effect of the Company’s fuel-price-related derivative instruments; effects of competition; the potential loss of key strategic relationships; decreased demand for fuel and other vehicle products and services and the effects of general economic conditions on the commercial activity of fleets; the Company’s ability to rapidly implement new technology and systems; potential corporate transactions including alliances, mergers, acquisitions and divestitures; changes in interest rates and the other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission, including the annual report on Form 10-K/A filed on November 20, 2006, and the Company’s other periodic and current reports. Wright Express Corporation undertakes no obligation to update these forward-looking statements at any future date or dates.

WRIGHT EXPRESS CORPORATION
CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2006	2005	2006	2005

Revenues
Payment processing revenue	$50,736	$46,527	$214,641	$173,416
Transaction processing revenue	4,274	4,215	17,528	17,136
Account servicing revenue	6,060	5,656	23,999	22,935
Finance fees	5,713	5,379	22,351	15,769
Other	3,973	2,648	12,728	12,077

Total revenues	70,756	64,425	291,247	241,333

Expenses
Salary and other personnel	15,230	14,356	60,016	59,986
Service fees	4,795	2,332	14,525	11,924
Provision for credit losses	5,477	1,610	16,695	8,813
Technology leasing and support	1,950	2,144	7,823	8,590
Occupancy and equipment	1,315	1,431	6,157	5,874
Depreciation and amortization	3,048	2,736	10,988	9,918
Operating interest expense	5,855	4,927	23,415	14,519
Other	4,535	3,704	16,525	15,092

Total operating expenses	42,205	33,240	156,144	134,716

Operating income	28,551	31,185	135,103	106,617

Financing interest expense	(3,461)	(3,707)	(14,447)	(12,966)
Realized and unrealized gains (losses) on derivative instruments	5,669	14,216	(4,180)	(65,778)

Income before income taxes	30,759	41,694	116,476	27,873
Provision for income taxes	11,800	13,367	41,867	9,220

Net income	$18,959	$28,327	$74,609	$18,653

Earnings per share :
Basic	$0.47	$0.70	$1.85	$0.46
Diluted	$0.46	$0.69	$1.81	$0.46

Weighted average common shares outstanding:
Basic	40,441	40,206	40,373	40,194
Diluted	41,604	41,337	41,553	40,735

WRIGHT EXPRESS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	December 31,
	2006	2005

Assets
Cash and cash equivalents	$35,060	$44,994
Accounts receivable (less reserve for credit losses of $9,749 in 2006 and $4,627 in 2005)	802,165	652,132
Income tax refunds receivable, net	—	3,300
Available-for-sale securities	8,023	20,878
Property, equipment and capitalized software, net	39,970	38,543
Deferred income taxes, net	377,276	403,078
Intangible assets, net	2,421	2,421
Goodwill	272,861	272,861
Other assets	13,239	10,088

Total assets	$1,551,015	$1,448,295

Liabilities and Stockholders’ Equity
Accounts payable	$297,102	$254,381
Accrued expenses	26,065	22,197
Income taxes payable	813	—
Deposits	394,699	338,251
Borrowed federal funds	65,396	39,027
Revolving line-of-credit facility	20,000	53,000
Term loan, net	129,760	167,508
Derivative instruments, at fair value	4,524	36,710
Other liabilities	1,170	331
Amounts due to Avis (formerly Cendant) under tax receivable agreement	418,359	424,277
Preferred stock; 10,000 shares authorized:
Series A non-voting convertible, redeemable preferred stock; 0.1 shares authorized, issued and outstanding	10,000	10,000

Total liabilities	1,367,888	1,345,682

Commitments and contingencies

Stockholders’ Equity
Common stock $0.01 par value; 175,000 shares authorized 40,430 in 2006 and 40,210 in 2005 shares issued and outstanding	404	402
Additional paid-in capital	89,325	82,894
Retained earnings	93,262	18,653
Other comprehensive income, net of tax:
Net unrealized gain on interest rate swaps	234	748
Net unrealized loss on available-for-sale securities	(98)	(84)

Accumulated other comprehensive income	136	664

Total stockholders’ equity	183,127	102,613

Total liabilities and stockholders’ equity	$1,551,015	$1,448,295

WRIGHT EXPRESS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year ended December 31,
	2006	2005

Cash flows from operating activities
Net income	$74,609	$18,653
Adjustments to reconcile net income to net cash provided by (used for) operating activities:

Change in net unrealized loss on derivative instruments	(32,186)	36,710
Stock-based compensation	4,273	6,994
Depreciation and amortization	12,081	11,100
Gain on sale of investment	(2,188)	—
Deferred taxes	34,409	4,228
Provision for credit losses	16,695	8,813
Loss (gain) on disposal of property and equipment	59	(72)
Change in operating assets and liabilities:
Accounts receivable	(79,944)	(213,776)
Income taxes	4,113	(3,300)
Other assets	(4,214)	(1,268)
Accounts payable	42,721	56,734
Accrued expenses	3,868	4,787
Other liabilities	839	(128)
Amounts due to Avis(formerly Cendant) under tax receivable agreement	(14,685)	(15,468)
Due to/from related parties	—	45,051

Net cash provided by (used for) operating activities	60,450	(40,942)

Cash flows from investing activities
Purchases of property and equipment	(12,474)	(11,017)
Proceeds from sale of investment	2,188	—
Sales of property and equipment	—	125
Purchases of available-for-sale securities	(2,154)	(3,637)
Maturities of available-for-sale securities	14,982	425
Purchases of fleet card receivables	(86,784)	—

Net cash used for investing activities	(84,242)	(14,104)

Cash flows from financing activities
Dividends paid	—	(305,887)
Excess tax benefits of equity instrument share-based payment arrangements	1,047	60
Payments in lieu of issuing shares of common stock	(734)	—
Proceeds from stock option exercises	2,228	328
Net increase in deposits	56,448	143,891
Net increase in borrowed federal funds	26,369	11,930
Net (repayments) borrowings on revolving line of credit	(33,000)	53,000
Loan origination fees paid for revolving line of credit	—	(1,704)
Borrowings on term loan, net of loan origination fees of $2,884 in 2005	—	217,116
Repayments on term loan	(38,500)	(50,500)

Net cash provided by financing activities	13,858	68,234

Net change in cash and cash equivalents	(9,934)	13,188
Cash and cash equivalents, beginning of period	44,994	31,806

Cash and cash equivalents, end of period	$35,060	$44,994

Exhibit 1
Wright Express Corporation
Reconciliation of Adjusted Net Income to GAAP Net Income
Fourth Quarter and Full Year 2006 and 2005
(in thousands)
(unaudited)

	Three months	Three months	Year ended	Year ended
	ended	ended December	December 31,	December 31,
	December 31,	31, 2005	2006	2005
	2006
Adjusted net income[1]	$13,441	$12,999	$55,788	$48,909

Non-cash, mark-to-market adjustments on derivative instruments	10,010	20,856	32,186	(36,710)
Termination of derivative instruments	—	—		(8,450)
Conversion of restricted stock units and stock options	—	—		(5,723)
Tax impact	(4,492)	(5,528)	(13,365)	20,627

GAAP net income	$18,959	$28,327	74,609	$18,653

Although adjusted net income is not calculated in accordance with generally accepted accounting principles (GAAP), this measure is integral to the Company’s reporting and planning processes. The Company considers this measure integral because it eliminates the non-cash volatility associated with the derivative instruments. Specifically, in addition to evaluating the Company’s performance on a GAAP basis, management evaluates the Company’s performance on a basis that excludes the above items because:
•	Exclusion of the non-cash, mark-to-market adjustments on derivative instruments helps management identify and assess trends in the Company’s underlying business that might otherwise be obscured due to quarterly and annual non-cash earnings fluctuations associated with fuel-price derivative contracts;

•	The non-cash, mark-to-market adjustments on derivative instruments are difficult to forecast accurately, making comparisons across historical and future quarters and years difficult to evaluate;

•	The termination of derivative instruments during the first quarter of 2005 was a non-recurring event effected by the Company’s former parent company as part of the process of preparing the Company for its initial public offering; and

•	The conversion of restricted stock units and stock options was a non-recurring event resulting from the need to convert the equity incentives held by the Company’s employees so that they were exercisable following the initial public offering for Company common stock instead of for common stock of the Company’s former parent.
For the same reasons, Wright Express believes that adjusted net income may also be useful to investors as one means of evaluating the Company’s performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income as used by Wright Express may not be comparable to similarly titled measures employed by other companies.

[1]	The number of diluted shares for adjusted net income is approximately 41.1 million

Exhibit 2
Wright Express Corporation
Selected Non Financial Metrics

	Q4 2006	Q3 2006	Q2 2006	Q1 2006	Q4 2005

Fleet Payment Processing Revenue:
Payment processing transactions (000’s)	45,075	46,800	45,998	43,459	43,176
Gallons per payment processing transaction	20.6	20.2	20.1	20.2	20.0
Payment processing gallons of fuel (000’s)	926,605	944,458	924,343	876,917	865,015
Average fuel price	$2.37	2.87	2.86	2.41	2.53
Payment processing $ of fuel (000’s)	$2,194,543	2,712,120	2,642,456	2,113,614	2,186,301
Net payment processing rate	2.13%	2.02%	2.03%	2.06%	2.02%
Fleet payment processing revenue (000’s)	$46,647	54,841	53,590	43,597	44,144

MasterCard Payment Processing Revenue:
MasterCard purchase volume (000’s)	$332,934	365,739	332,706	269,361	228,648
Net interchange rate	1.23%	1.21%	1.23%	1.25%	1.04%
MasterCard payment processing revenue (000’s)	$4,089	4,416	4,105	3,357	2,371
Definitions:
Payment processing transactions represents the total number of fuel purchases made by fleets that have a payment processing relationship with Wright Express.
Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with Wright Express.
Payment processing $ of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with Wright Express.
Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that Wright Express records as revenue from merchants less any discounts given to fleets or strategic relationships.
MasterCard purchase volume represents the total dollar value of all transactions that use a Wright Express MasterCard branded product.
Net interchange rate represents the percentage of the dollar value of each MasterCard transaction that Wright Express records as revenue less any discounts given to customers.